                                                           Registration No. 333-

    As filed with the Securities and Exchange Commission on November 4, 2003

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    --------
                                    FORM S-3
                             REGISTRATION STATEMENT
                        Under The Securities Act of 1933

                                     -------

                           CENTRAL FEDERAL CORPORATION
             (Exact name of registrant as specified in its charter)

          DELAWARE                                     34-1877137
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
 incorporation or organization)

                     601 MAIN STREET, WELLSVILLE, OHIO 43968
                                  330.532.1517
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Eloise L. Mackus
              Senior Vice President, General Counsel and Secretary
                           Central Federal Corporation
            2841 Riviera Drive, Suite 300, Fairlawn, Ohio 44333-3413
                                  330.666.7979

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                               Stanley E. Everett
                                 Brouse McDowell
                            500 First National Tower
                                Akron, Ohio 44114
                                  330.535.5711

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ] ________________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for he same offering.[ ] _______________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                         CALCULATION OF REGISTRATION FEE

      Title of Security               Amount           Proposed Maximum        Proposed Maximum        Amount of
       To Be Registered          To Be Registered       Offering Price        Aggregate Offering     Registration
                                                         Per Share (1)             Price (1)            Fee (1)
-----------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01       312,649 shares          $13.85               $4,330,188.65          $350.31
per share
-----------------------------------------------------------------------------------------------------------------

(1) The proposed maximum offering price per share has been determined pursuant to Rule 457(c) as the average of the bid and asked prices quoted for Common Stock on the Nasdaq Small Cap Market on October 30, 2003, and the proposed maximum aggregate offering price and the amount of registration fee have been calculated using that average price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE IN WHICH THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                 312,649 SHARES

                           CENTRAL FEDERAL CORPORATION

                                  COMMON STOCK

                       OFFERED BY THE SELLING STOCKHOLDERS

This prospectus covers resales by the Selling Stockholders (the "Selling Stockholders") of an aggregate of 312,649 shares of the common stock ("Common Stock") of Central Federal Corporation (the "Company"). The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

The Selling Stockholders may sell Common Stock at any time at market prices or at privately negotiated prices. Such sales may be made directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

The Common Stock is quoted on the Nasdaq Small Cap Market under the symbol "GCFC." The last reported sale price for Common Stock on the Nasdaq Small Cap Market was $13.99 per share on October 29, 2003.

The mailing address of the Company's principal executive offices is Central Federal Corporation, 601 Main Street, Wellsville, Ohio 43968; the general telephone number at that address is 330.532.1517.

AS A PROSPECTIVE PURCHASER OF SHARES OF COMMON STOCK, YOU SHOULD CONSIDER CAREFULLY THE INFORMATION PROVIDED UNDER THE CAPTION "RISK FACTORS" ON PAGES 2 AND 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SHARES OF COMMON STOCK TO BE DISTRIBUTED UNDER THIS PROSPECTUS OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is November ___, 2003

                                TABLE OF CONTENTS

Summary Information
Risk Factors
Caution Regarding Forward-looking Statements
Use of Proceeds
Price Range of Common Stock
Description of Capital Stock
Limitations on Acquiring the Company
Selling Stockholders
Plan of Distribution
Legal Matters
Experts
Incorporation of Certain Documents by Reference
Where You Can Find Additional Information
Commission Position on Indemnification for Securities Act Liabilities

ANNEX I Certain Provisions of the Company's Certificate of Incorporation ANNEX II Certain Provisions of the Company's Bylaws
ANNEX III Certain Provisions of Delaware Law

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO DO SO. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF THE DATE ON ITS COVER PAGE.

                               SUMMARY INFORMATION

THE ISSUER

Central Federal Corporation (the "Company") was organized as a Delaware corporation in September 1998, under the name Grand Central Financial Corp., as the holding company for Central Federal Savings and Loan Association (the "Association") in connection with the Association's conversion from a mutual to stock form of organization. On March 27, 2003, the Association changed its name to Central Federal Bank (the "Bank"), and, on April 23, 2003, Grand Central Financial Corp. changed its name to Central Federal Corporation. As a savings and loan holding company, the Company is subject to regulation by the Office of Thrift Supervision (the "OTS"). Currently, the Company does not transact any material business other than through the Bank. At June 30, 2003, the Company had total assets of $111,747,412 and stockholders' equity of $21,162,581.

The Bank is a community-oriented savings institution which was originally organized in 1892. Its principal business consists of attracting deposits from the general public in its primary market area and investing those deposits and other funds generated from operations and Federal Home Loan Bank of Cincinnati ("FHLB") advances, primarily in conventional mortgage loans secured by single-family residences. The Bank also invests in consumer loans, primarily indirect automobile loans and loans originated directly or on the Bank's behalf by automobile dealers at the time of sale. To a lesser extent, the Bank invests in home equity, multi-family, commercial real estate and business, construction and land loans. The Bank also invests in mortgage-backed securities, primarily those guaranteed or insured by government agencies such as Ginnie Mae, Fannie Mae and Freddie Mac, and other investment grade securities. The Bank's revenues are derived principally from the generation of interest and fees on loans originated and, to a lesser extent, from interest and dividends on investment securities. The Bank's primary sources of funds are retail savings deposits and, to a lesser extent, principal and interest payments on loans and investment securities, FHLB advances and proceeds from the sale of loans. The Bank operates through its home office located in Wellsville, Ohio, a full service office in Calcutta, Ohio and an office in Fairlawn, Ohio. The Bank expects to open an additional office in Columbus, Ohio in 2003.

THE OFFERING

Up to 312,649 shares of Common Stock are being offered pursuant to this prospectus by stockholders who purchased the shares in a private offering that commenced on April 23, 2003 and ended on August 31, 2003, at prices ranging from $9.95 per share to $12.29 per share. Approximately 78% of the shares were sold at the price of $9.95 per share, which was equal to the book value per share on March 31, 2003, just prior to the commencement of the offering; however, pursuant to Nasdaq rules, officers and directors who purchased shares in the private offering paid higher prices ranging from $12.12 to $12.29 per share, in each case based upon the closing bid price on the date of purchase. The Company will not receive any proceeds from the sales of shares pursuant to this offering.

RISK FACTORS

In deciding whether to invest in shares of Common Stock, you should consider carefully the risk factors discussed in the next section, and you should review the information incorporated in the discussion of risk factors by reference to the Company's Form 10-KSB for its fiscal year ended December 31, 2002. Information on obtaining a copy of the Company's Form 10-KSB is set forth on page 12 of this prospectus under the caption "Where You Can Find Additional Information."

                                  RISK FACTORS

An investment in shares of Common Stock involves significant risk. You should carefully consider the following risk factors and the other information set forth in this prospectus before deciding to purchase any shares of Common Stock.

THE PRICE OF COMMON STOCK MAY BE VOLATILE, WHICH MAY RESULT IN LOSSES FOR INVESTORS.

The market price for shares of Common Stock has been volatile in the past, and several factors could cause the price to fluctuate substantially in the future. These factors include:

- announcements of developments related to the business of the Company or the Bank;

-        fluctuations in the Company's results of operations;

- sales of substantial amounts of the Company's securities into the marketplace;

- general conditions in the Company's banking niche or the worldwide economy;

- a shortfall in revenues or earnings compared to securities analysts' expectations;

-        lack of an active trading market for the Common Stock;

-        changes in analysts' recommendations or projections; and

- announcements of new acquisitions or other projects by the Company or the Bank.

The market price of Common Stock may fluctuate significantly in the future, and these fluctuations may be unrelated to the performance of the Company. General market price declines or market volatility in the future could adversely affect the price of Common Stock, and the current market price may not be indicative of future market prices.

THERE IS NO ACTIVE TRADING MARKET FOR THE COMPANY'S CAPITAL STOCK, AND THUS YOUR ABILITY TO SELL SHARES OR PURCHASE ADDITIONAL SHARES OF COMMON STOCK WILL BE LIMITED AND THE MARKET PRICE MAY NOT REFLECT TRUE VALUE.

Your ability to sell shares of Common Stock or purchase additional shares largely depends upon the existence of an active market for the Common Stock. Although the Common Stock is quoted on Nasdaq, the volume of trades on any given day is extremely light. Until an active trading market develops for the Common Stock, you may be unable to find a buyer for shares you wish to sell or a seller of additional shares you wish to purchase. In addition, a fair valuation of the purchase or sales price of a share of Common Stock also depends upon active trading, and thus the price you receive for a thinly traded stock, such as the Common Stock, may not reflect its true value.

FUTURE SALES OR ADDITIONAL ISSUANCES OF THE COMPANY'S CAPITAL STOCK MAY DEPRESS PRICES OF SHARES OF COMMON STOCK.

Sales of a substantial amount of the Company's capital stock in the public market, or the appearance that a substantial amount is available for sale, or the issuance of a significant number of shares could adversely affect the market price for shares of Common Stock. As of October 1, 2003, the Company was authorized to issue up to 6,000,000 shares of Common Stock, of which 1,973,538 shares were outstanding, 245,755 shares were reserved for issuance pursuant to options granted under the Company's stock option plans and an additional 24,864 shares were available for granting options or shares of restricted stock under these plans. The Company also was authorized to issue up to 1,000,000 shares of Preferred Stock, none of which was outstanding or reserved for issuance. Accordingly, the Company may issue up to 3,755,843 additional shares of Common Stock (including those reserved for issuance) and up to 1,000,000 shares of Preferred Stock without further stockholder approval. Dilution to the value of a stockholder's investment also would occur if any of the available shares were issued at a price less than the average price per share paid by such stockholder.

THE COMPANY'S CHARTER DOCUMENTS, DELAWARE LAW AND FEDERAL REGULATIONS MAY INHIBIT A TAKEOVER OR LIMIT THE COMPANY'S GROWTH OPPORTUNITIES, WHICH COULD CAUSE THE MARKET PRICE OF COMMON STOCK TO DECLINE.

Certain provisions of the Company's charter documents, Delaware law and federal regulations could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. See "Limitations on Acquiring the Company," on pages 5 through
9. In addition, the Company must obtain approval from the OTS before acquiring control of any other SAIF-insured savings institution. No person may acquire control of a federally insured savings institution without providing at least 60 days written notice to the OTS and giving the OTS an opportunity to disapprove the proposed acquisition.

THE COMPANY AND THE BANK OPERATE IN A HIGHLY REGULATED ENVIRONMENT, AND CHANGES IN LAWS AND REGULATIONS TO WHICH THE COMPANY OR THE BANK IS SUBJECT MAY ADVERSELY AFFECT THE COMPANY'S RESULTS OF OPERATIONS.

The Company and the Bank operate in a highly regulated environment and are subject to supervision by various governmental regulatory agencies, including the OTS and the Federal Deposit Insurance Corporation ("FDIC"). Laws and regulations currently applicable to the Company and the Bank may change, and there is no assurance that such changes will not adversely affect the business of the Company and the Bank. Therefore, the Company is unable to determine the extent to which legislation, if enacted, would affect its business. For more detailed information regarding the risks attendant to regulation and supervision, see the discussion in the Company's Form 10-KSB for the fiscal year ended December 31, 2002, in Part I, Item 1, Description of Business, under the captions "Federal Savings Institution Regulation," "Federal Home Loan Bank System," and "Federal Reserve System" and "Holding Company Regulation." See "Where You Can Find Additional Information" at page 12 to learn how to secure a copy of the Form 10-KSB.

THE COMPANY OPERATES IN AN EXTREMELY COMPETITIVE MARKET, AND ITS BUSINESS WILL SUFFER IF IT IS UNABLE TO COMPETE EFFECTIVELY.

In the conduct of certain aspects of its banking business, the Bank encounters significant competition form other commercial banks, savings and loan associations, credit unions, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market mutual funds, and other financial institutions. Many of the Bank's competitors have substantially greater resources and lending limits than the Bank.

THE LOSS OF KEY MEMBERS OF THE COMPANY'S SENIOR MANAGEMENT TEAM COULD ADVERSELY AFFECT ITS BUSINESS.

The Company's success depends largely on the efforts and abilities of current senior management of the Company and the Bank. Their experience and industry contacts significantly benefit the Company. If the benefit of their experience and contacts were to be lost, the business of the Bank and the Company could be adversely affected.

IF THE COMPANY DOES NOT EXPERIENCE ANTICIPATED GROWTH, THE COSTS ASSOCIATED WITH RECENT EXPANSION WOULD HAVE A MATERIAL ADVERSE IMPACT ON EARNINGS.

The Company recently has expanded to new locations and restructured its personnel in anticipation of growth. If the Company does not experience expected growth, the costs associated with this expansion and restructuring would have a material adverse impact on the Company's earnings.

CHANGES IN ECONOMIC AND POLITICAL CONDITIONS COULD ADVERSELY AFFECT THE COMPANY.

The success of the Company and the Bank depend, to a certain extent, upon economic and political conditions, local and national, as well as governmental monetary policies. Conditions such as inflation, recession, unemployment, changes in interest rates, short money supply and other factors beyond the control of the Company and the Bank may adversely affect the Bank's asset quality, deposit levels and loan demand and, therefore, the earnings of the Bank and the Company.

CHANGES IN INTEREST RATES COULD ADVERSELY AFFECT THE COMPANY'S RESULTS OF OPERATIONS AND FINANCIAL CONDITION

The Company's earnings depend substantially on "rate differentials," which are the differences between the rates it earns on loans, securities and other earning assets, and the interest rates it pays on deposits and other borrowings. These rates are highly sensitive to many factors which are beyond the Company's control, including general economic conditions and the policies of various governmental and regulatory authorities. Frequently the maturities of assets and liabilities are not balanced, and an increase or decrease in interest rates could have a material adverse affect the Company's net interest margin, results of operations and financial condition.

THE COMPANY MAY NOT BE ABLE TO PAY DIVIDENDS IN THE FUTURE IN ACCORDANCE WITH PAST PRACTICE.

The Company is dependent primarily upon the Bank for its earnings and funds to pay dividends on the Company's Common Stock. The payment of dividends by the Company and the Bank also is subject to legal and regulatory restrictions. Any payment of dividends by the Company in the future will depend, in large part, on the Bank's earnings, capital requirements, financial condition and other factors considered relevant by the Board of Directors (the "Board").

                  CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect the Company's views regarding future events. These forward-looking statements are subject to risks and uncertainties and include statements regarding position, business strategy and other plans and objectives for future operations and statements that are not historical facts. Although the Company believes such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected, including, but not limited to, those statements found in this prospectus under the caption "Risk Factors" and in other documents filed by the Company with the Securities and Exchange Commission and incorporated in this prospectus. Readers are cautioned not to place undue reliance on forward-looking statements which speak only as of their dates. Except for its ongoing obligation to disclose material information as required by the federal securities laws and Nasdaq rules, the Company does not have any intention to update forward-looking statements after the distribution of this prospectus. Actual results may differ materially from those suggested by the forward-looking statements for various reasons, including those discussed under "Risk Factors" in this prospectus.

                                 USE OF PROCEEDS

The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

                           PRICE RANGE OF COMMON STOCK

Common Stock is quoted on the Nasdaq Small Cap Market under the symbol "GCFC." Set forth below are the high and low sales prices of Common Stock for the periods indicated as reported on the Nasdaq Small Cap Market.

                                                                        HIGH              LOW
FISCAL QUARTER ENDED SEPTEMBER 30, 2003                                $14.000          $11.350

FISCAL QUARTER ENDED JUNE 30, 2003                                     $13.040          $10.400

FISCAL QUARTER ENDED MARCH 31, 2003                                     10.850            9.100

FISCAL YEAR ENDED DECEMBER 31, 2002
  First Quarter                                                         11.000            9.900
  Second Quarter                                                        11.360           10.400
  Third Quarter                                                         10.790            9.030
  Fourth Quarter                                                        10.000            9.100
FISCAL YEAR ENDED DECEMBER 31, 2001
  First Quarter                                                         14.500            9.000
  Second Quarter                                                        10.500            8.900
  Third Quarter                                                          9.870            8.510
  Fourth Quarter                                                        10.250            8.510
FISCAL YEAR ENDED DECEMBER 31, 2000
  First Quarter                                                         16.000            8.125
  Second Quarter                                                        10.125            8.063
  Third Quarter                                                         10.250            9.000
  Fourth Quarter                                                        11.375            8.875

On October 29, 2003, the last reported sales price of the Company's Common Stock on the Nasdaq Small Cap Market was $13.99 per share.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

The Company, a Delaware corporation, has authorized capital stock consisting of 6,000,000 shares of Common Stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock").

At October 13, 2003, 2,018,471 shares of Common Stock were issued and outstanding and held by approximately 630 holders of record and individual participants in security position listings. No shares of Preferred Stock were outstanding on that date or are outstanding on the date of this prospectus. The Common Stock is listed on the Nasdaq Small Cap Market under the ticker symbol "GCFC." Each share of Common Stock is entitled to one vote on all matters presented to stockholders. No shares of Preferred Stock are issued and outstanding as of the date of this prospectus.

The Common Stock represents non-withdrawable capital, is not an account of an insurable type, and is not insured by the FDIC or any governmental agency.

COMMON STOCK

Dividends. The Company can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its Board. The payment of dividends by the Company may be subject to limitations imposed by law and applicable regulation. The holders of Common Stock are entitled to receive and share equally in such dividends as may be declared by the Board out of funds legally available therefore. If the Company issues Preferred Stock, the holders of shares of Preferred Stock may have a priority over the holders of shares of Common Stock with respect to the receipt of dividends.

Voting Rights. The holders of Common Stock possess exclusive voting rights in the Company. They elect the Board and act on such other maters as are required to be presented to them under Delaware law or the Company's Certificate of Incorporation, as well as any other matter that properly comes before the stockholders. Each share of Common Stock is entitled to one vote; there is no right to cumulate votes in the election of directors. If the Company hereafter issues Preferred Stock, holders of shares of Preferred Stock may also possess voting rights.

Liquidation. In the event of any liquidation, dissolution or winding up of the Bank, the Company, as holder of the Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon and any remaining rights under the liquidation account established in connection with the Bank's conversion from mutual to stock form in 1998), all assets of the Bank available for distribution. In the event of any liquidation, dissolution or winding up of the Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all assets of the Company available for distribution. If Preferred Stock is issued, the holders of Preferred Stock may have a priority over the holders of Common Stock in the event of liquidation, dissolution or winding up.

Preemptive Rights. Holders of Common Stock are not entitled to preemptive rights with respect to any shares that may be issued. Common Stock is not subject to redemption.

PREFERRED STOCK

None of the shares of the Company's authorized Preferred Stock are issued and outstanding. However, shares of Preferred Stock may be issued with such preferences and designations as the Board may from time to time determine. The Board can, without stockholder approval, issue Preferred Stock with voting, dividend, liquidation and conversion rights, which could dilute the voting strength of the holders of Common Stock and may assist management in impeding a takeover or attempted change in control of the Company.

                      LIMITATIONS ON ACQUIRING THE COMPANY

Several provisions of the Company's charter documents, the laws of Delaware and federal regulations limit the ability of any person to acquire a controlling interest in the Company and thus may be deemed to have an anti-takeover effect. The following discussion is a general summary of those provisions. The relevant provisions of the Company's Certificate of Incorporation ("Certificate of Incorporation") and ("Bylaws") and Delaware law are appended to this prospectus as Annexes I, II and III, respectively, and reference is made in each case to the relevant Annex for a more complete understanding of the provision.

LIMITATION ON VOTING RIGHTS

The Certificate of Incorporation of the Company provides that in no event shall any record beneficial owner of any outstanding Common Stock in excess of 10% of the then outstanding shares of the Common Stock (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit. Beneficial ownership is determined pursuant to Rule 13d-3 of the General Rules and Regulations promulgated pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), and includes (i) shares beneficially owned by such person or any affiliate (as defined in Exchange Act Rule 12b-2), (ii) shares which such person or his affiliates have the right to acquire pursuant to any agreement or understanding, including without limitation upon the exercise of conversion rights or options and (iv) shares as to which such person or his affiliates are deemed to have beneficial ownership through any partnership, syndicate or group acting for the purpose of acquiring, holding, voting or disposing of shares of Common Stock. Notwithstanding the foregoing, shares with respect to which a revocable proxy has been granted in connection with a meeting of stockholders and shares beneficially owned by any Company benefit plan are not subject to the limitation, and no director or officer of the Company (or any affiliate) will be deemed to beneficially own shares of Common Stock of any other director or officer of the Company (or any affiliate) solely by reason of service as a director or officer of the Company.

CLASSIFIED BOARD OF DIRECTORS

The Board is divided into three classes, each of which contains one-third of the whole number of members of the Board. Each class serves a staggered term, with one-third of the total number of directors being elected each year. The Certificate of Incorporation provides that the size of the Board is fixed from time to time by a majority of the directors. The Certificate of Incorporation provides that any vacancy occurring in the Board, including a vacancy resulting from death, resignation, retirement, disqualification, removal from office or other cause, may be filled for the remainder of the unexpired term exclusively by a majority vote of the directors then in office. The classified Board is intended to provide for continuity of the Board and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board without the consent of the incumbent Board of the Company. A stockholder may nominate any person to serve as a director, but notice of such nomination generally must be provided to the Company not later than 90 days prior to the meeting date. The Certificate of Incorporation of the Company provides that a director may be removed from the Board prior to the expiration of his term only for cause, upon the vote of 80% of the outstanding shares of voting stock. In the absence of these provisions, the vote of the holders of a majority of the shares could remove the entire Board, with or without cause, and replace it with persons of the stockholders' choice.

CUMULATIVE VOTING, SPECIAL MEETINGS AND ACTION BY WRITTEN CONSENT

The Certificate of Incorporation does not provide for cumulative voting for any purpose. Moreover, special meetings of stockholders of the Company may be called only by the Board. The Certificate of Incorporation also provides that any action required or permitted to be taken by the stockholders of the Company may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting.

AUTHORIZED SHARES

The Certificate of Incorporation authorizes the issuance of 6,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. The authorization of these shares gives the Board flexibility to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position.

STOCKHOLDER VOTE REQUIRED TO APPROVE BUSINESS COMBINATIONS WITH PRINCIPAL STOCKHOLDERS

The Certificate of Incorporation requires the approval of the holders of at least 80% of the Company's outstanding shares of voting stock to approve certain "Business Combinations," as defined therein, and related transactions. Under Delaware law, absent this provision, Business Combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of Common Stock of the Company and any other affected class of stock. Under the Certificate of Incorporation, at least 80% approval of stockholders is required in connection with any transaction involving an Interested Stockholder (as defined below) except (i) in cases where the proposed transaction has been approved in advance by a majority of those members of the Board who are unaffiliated with the Interested Stockholder and were directors prior to the time when the Interested Stockholder became an Interested Stockholder or (ii) if the proposed transaction meets certain conditions set forth therein which are designed to afford the stockholders a fair price in consideration for their shares in which case, if a stockholder vote is required, approval of only a majority of the outstanding shares of voting stock would be sufficient. The term "Interested Stockholder" is defined to include any individual, corporation, partnership or other entity (other than the Company or its subsidiary) which owns beneficially or controls, directly or indirectly, 15% or more of the outstanding shares of voting stock of the Company. This provision of the Certificate of Incorporation applies to any "Business Combination," which is defined to include (i) any merger or consolidation of the Company or any of its subsidiaries with or into any Interested Stockholder or Affiliate (as defined in the Certificate of Incorporation) of an Interested Stockholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any Interested Stockholder or Affiliate of 10% or more of the assets of the Company or combined assets of the Company and its subsidiary; (iii) the issuance or transfer to any Interested Stockholder or its

Affiliate by the Company (or any subsidiary) of any securities of the Company in exchange for any assets, cash or securities the value of which equals or exceeds 10% of the fair market value of the Common Stock of the Company; (iv) the adoption of any plan for the liquidation or dissolution of the Company proposed by or on behalf of any Interested Stockholder or Affiliate thereof and (v) any reclassification of securities, recapitalization, merger or consolidation of the Company which has the effect of increasing the proportionate share of Common Stock or any class of equity or convertible securities of the Company owned directly or indirectly by an Interested Stockholder or Affiliate thereof.

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

Amendment of the Company's Certificate of Incorporation must be approved by a majority vote of its Board or by the affirmative vote of at least 80% of the outstanding shares of the Company's voting stock entitled to vote (after giving effect to the provision limiting voting rights) in order to amend or repeal certain provisions of the Certificate of Incorporation, including the provisions relating to voting rights (Article Fourth, Part C), management of the business and conduct of the affairs of the Company and calling special meetings (Article Fifth), the number and classification of directors and nominations (Article Sixth), amendment of the Bylaws (Article Seventh), approval of certain business combinations (Article Eighth), director and officer indemnification by the Company (Article Tenth) and amendment of the Company's Certificate of Incorporation (Article Twelfth).

The Bylaws may be amended by the Board, or by the vote of at least 80% of the total votes eligible to be voted in the election of directors.

CERTAIN PROVISIONS OF THE BYLAWS

Article Sixth of the Certificate of Incorporation incorporates by reference
Article I, Section 6 of the Bylaws, as it pertains to stockholder nominations for director. As noted above, a stockholder who intends to nominate a candidate for election to the Board must give at least 90 days advance notice to the Secretary of the Company. Article I, Section 6 of the Bylaws also requires a stockholder to give 90 days prior notice with respect to any new business; the stockholder also must provide certain information to the Company concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide the Company with certain information concerning the nominee and the proposing stockholder.

Article I, Section 9 of the Bylaws provides that any action to be taken by the stockholders must be taken at a special or annual meeting and may not be taken by written consent of the stockholders.

Article VIII of the Bylaws specifies that the Bylaws may be amended by a majority of the members of the Board or by the affirmative vote of stockholders holding at least 80% of the outstanding shares of Common Stock.

REGULATORY RESTRICTIONS

A federal regulation prohibits any person prior to the completion of a conversion from transferring, or entering into any agreement or understanding to transfer, the legal or beneficial ownership of the subscription rights issued under a plan of conversion or the stock to be issued upon their exercise. This regulation also prohibits any person prior to the completion of a conversion from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or stock. For three years following conversion, OTS regulations prohibit any person, without the prior approval of the OTS, from acquiring or making an offer to acquire more than 10% of the stock of any converted savings institution if such person is, or after consummation of such acquisition would be, the beneficial owner of more than 10% of such stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to a vote of stockholders.

Federal law provides that no company, "directly or indirectly or acting in concert with one or more persons, or through one or more subsidiaries, or through one or more transactions," may acquire "control" of a savings association at any time without the prior approval of the OTS. In addition, any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation as a savings and loan holding company. Control in this context means ownership of, control of, or holding proxies representing ore than 25% of the voting shares of a savings association or the power to control in any manner the election of a majority of the directors of such institution.

Federal law also provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings association unless at least 60 days prior written notice has been given to the OTS and the OTS has not objected to the proposed acquisition. Control is defined for this purpose as the power, directly or indirectly, to direct the management or policies of a savings association or to vote more than 25% of any class of voting securities of a savings association. Under federal law (as well as the regulations referred to below) the term "savings association" includes state-chartered and federally chartered SAIF-insured institutions, federally chartered savings and loans and savings banks whose accounts are insured by the FDIC and holding companies thereof.

Federal regulations require that, prior to obtaining control of an insured institution, a person, other than a company, must give 60 days notice to the OTS and have received no OTS objection to such acquisition of control, and a company must apply for and receive OTS approval of the acquisition. Control, involves a 25% voting stock test, control in any manner of the election of a majority of the institution's directors, or a determination by the OTS that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of an institution's voting stock, if the acquiror also is subject to any one of either "control factors," constitutes a rebuttable determination of control under the regulations. The determination of control may be rebutted by submission to the OTS, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings association's stock after the effective date of the regulations must file with the OTS a certification that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the OTS, as applicable.

DELAWARE CORPORATE LAW

Delaware law provides additional protection against hostile takeovers. The Delaware takeover statute, which is codified in Section 203 of the Delaware General Corporation law ("Section 203"), is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

In general, Section 203 provides that a "Person" (as defined therein) who owns 15% or more of the outstanding voting stock of a Delaware corporation (an "Interested Stockholder") may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such "Person" became an Interested Stockholder. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

The statute exempts the following transactions from the requirements of Section 203: (i) any business combination if, prior to the date a person became an Interested Stockholder, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder; (ii) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became an Interested Stockholder, with the number of shares outstanding calculated without regard to those shares owned by the corporation's directors who are also officers and by certain employee stock plans; (iii) any business combination with an Interested Stockholder that is approved by the Board and by a two-thirds vote of the outstanding voting stock not owned by the Interested Stockholder; and (iv) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the Board. A corporation may exempt itself from the requirements of the statute by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by
Section 203.

                              SELLING STOCKHOLDERS

The following table sets forth the name of each beneficial owner of Common Stock who is participating in this Offering as a Selling Stockholder, as well as (i) any position such person now holds with the Company or the Bank, (ii) the number of shares and percentage of the outstanding shares of Common Stock the person held immediately prior to this Offering, (iii) the number of shares offered by such Selling Stockholder in this Offering and (iv) the number of shares and percentage of the outstanding shares of Common Stock such Selling Stockholder will hold immediately after this offering, if all the shares offered are sold.

           Name                Position with the           Pre-Offering        Shares     Post-Offering
   Of Beneficial Owner          Company or Bank              Holdings          Offered       Holdings
-------------------------------------------------------------------------------------------------------
                                                         Shares       %                  Shares      %
-------------------------------------------------------------------------------------------------------
Ronald C. Allan                                           5,000      0.22       5,000         0    0.00
Hamilton Amer                                             1,500      0.07       1,500         0    0.00
Jerry Apple                                               5,000      0.22       5,000         0    0.00
Edward L. Baumgardner          Regional President         2,000      0.09       2,000         0    0.00
Belden Brick Company, The                                45,000      2.01      45,000         0    0.00
Paul B. Belden Trust                                      4,000      0.18       4,000         0    0.00
Bob Burnstine                                             4,000      0.18       4,000         0    0.00
Gary Clark                                               10,000      0.45      10,000         0    0.00
Robert B. Cooper                                          4,000      0.18       4,000         0    0.00
John Paul Davis                                           2,500      0.11       2,500         0    0.00
Ty Diehl                                                  1,000      0.04       1,000         0    0.00
W. Gary Diehl                                             6,000      0.27       6,000         0    0.00
W. R. Downing*                 Director                  16,192      0.72      16,192         0    0.00
William W. Eaton                                          5,025      0.22       5,025         0    0.00
Ernest R. Estep Trust                                     5,025      0.22       5,025         0    0.00
Daniel P. Finkelman                                       2,000      0.09       2,000         0    0.00
George Geissbuhler                                       40,000      1.78      15,000    25,000    1.30
Nicholas T. George                                        5,000      0.22       5,000         0    0.00
Scott Brian Gross                                         2,500      0.11       2,500         0    0.00
Victor S. Gross                                           2,500      0.11       2,500         0    0.00
William R. Hamilton III                                   2,000      0.09       2,000         0    0.00
Raymond E. Heh                 Regional President         4,000      0.18       1,000     3,000    0.14
John Herwick                                              4,000      0.18       4,000         0    0.00
Charles A. Isroff                                        15,000      0.67      15,000         0    0.00
Gary Jacob                                                4,000      0.18       4,000         0    0.00
Julia F. Johnson                                          1,000      0.04       1,000         0    0.00
Paul P. Koenderman                                        5,000      0.22       5,000         0    0.00
Mark C. Leeson                                           12,500      0.56      12,500         0    0.00
Kevin P. Leibowitz                                        4,000      0.18       4,000         0    0.00
Martin A. Leibowitz                                       5,026      0.22       5,026         0    0.00
Michael H. Lobalzo                                       10,000      0.45      10,000         0    0.00
Amy W. MacDonell                                          1,100      0.05       1,100         0    0.00
R. Parker MacDonell            Regional President        59,999      2.70      16,419    43,500    1.96
John L. Mead                                              2,000      0.09       2,000         0    0.00
John A. Mogen                                             5,000      0.22       5,000         0    0.00
Herbert Newman                                           12,262      0.55      12,262         0    0.00
Louis A. Nobile Jr.                                       1,000      0.04       1,000         0    0.00
Patrick L. O'Neil                                         1,000      0.04       1,000         0    0.00
Brian T. Parsell                                          2,000      0.09       2,000         0    0.00
Robert Parsons                                              100    < 0.01         100         0    0.00
J. Joseph Payton                                          5,025      0.22       5,025         0    0.00
Susan R. Payton                                           5,025      0.22       5,025         0    0.00
Jean B. Preston                                           2,000      0.09       2,000         0    0.00
Donald D. Rinaldi                                         2,000      0.09       2,000         0    0.00

           Name                Position with the           Pre-Offering        Shares     Post-Offering
   Of Beneficial Owner          Company or Bank              Holdings          Offered       Holdings
-------------------------------------------------------------------------------------------------------
                                                         Shares       %                  Shares      %
-------------------------------------------------------------------------------------------------------
Ron Rowland                                               1,000      0.04       1,000         0    0.00
Richard A. Schrader                                       2,500      0.11       2,500         0    0.00
Martha M. Shepard                                           900      0.04         900         0    0.00
Randall T. Shepard                                          900      0.04         900         0    0.00
Michael L. Stacey                                         4,000      0.18       4,000         0    0.00
Anthony E. Szambecki                                      4,000      0.18       4,000         0    0.00
Gail E. Thomas                                            4,000      0.18       4,000         0    0.00
Edward J. Toth                                            2,000      0.09       2,000         0    0.00
M. Catherine Vernon                                         412      0.02         412         0    0.00
WJC  & Associates                                         7,500      0.33       7,500         0    0.00
Kimberly Rice Wilson                                        150      0.01         150         0    0.00
Edward S. & Marilyn A.                                   12,563      0.56      12,563         0    0.00
Zahurak
Robert A. Zenobi & Angela                                 5,025      0.22       5,025         0    0.00
E. Zenobi Trust
Robert A. Zenobi, Jr. &                                   6,000      0.27       6,000         0    0.00
Jennifer L. Zenobi
TOTAL                                                   384,149               312,649    71,500

* Stock is held in the name of R. H. Downing Inc.

                              PLAN OF DISTRIBUTION

The Selling Stockholders may sell Common Stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions that involve crosses or block transactions:

- on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which Common Stock may be listed or quoted at the time of sale;

-    in the over-the-counter market;

- in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

- through the writing of options, whether the options are listed on an options exchange or otherwise; or

-    through the settlement of short sales.

In connection with the sale of Common Stock, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of Common Stock in the course of hedging the positions assumed. The Selling Stockholders may also sell Common Stock short and deliver these securities to close out short positions, or loan or pledge Common Stock to broker-dealers that in turn may sell the securities. The aggregate proceeds to the Selling Stockholders from the sale of Common Stock will be the purchase price of the shares of Common Stock less discounts and commissions, if any. Each Selling Stockholder reserves the right to accept and, together with his or her agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. The Company will not receive any of the proceeds of this offering.

Common Stock is quoted on the Nasdaq Small Cap Market under the trading symbol "GCFC." In order to comply with the securities laws of some states, if applicable, Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states shares of Common Stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with by the Selling Stockholder and any underwriter, broker-dealer or agent that participates in the sale of

Common Stock. Any of the foregoing may be an "underwriter" within the meaning of
Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit earned on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

                                  LEGAL MATTERS

The legality of Common Stock has been passed on for the Company by Brouse McDowell, A Legal Professional Association, Akron, Ohio.

                                     EXPERTS

The consolidated financial statements appearing in the Company's Annual Report (Form 10-KSB) for the fiscal year ended December 31, 2002 have been audited by Crowe Chizek and Company LLC, independent auditors, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission (the "Commission") allows the Company to incorporate into this prospectus information that it files with the Commission in other documents. This means that the Company can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that the Company files with the Commission in the future and incorporates by reference in this prospectus automatically updates and supersedes previously filed information. The Company incorporates by reference the documents listed below: (a) its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002; (b) its Forms 10-QSB for the fiscal quarters ended March 31, 2003 and June 30, 2003; (c) the description of its capital stock contained in its registration statement on Form 8-A filed with the Commission on November 6, 1998, including any amendments or reports filed for the purpose of updating that description; and (d) all its other filings with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the termination of the offering.

Upon written or oral request, you may obtain without charge copies of any or all of these documents, including exhibits, by request to Eloise L. Mackus, Senior Vice President, General Counsel and Secretary, Central Federal Corporation, 2841 Riviera Drive, Suite 300, Fairlawn, Ohio 44333-3413; telephone 330.666.7979.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Exchange Act, and, accordingly, files reports, proxy statements and other information with the Commission. You may read and copy any document the Company has filed at the Commission's Public Reference Room, Judiciary Plaza Building, 450 Fifth Street, N.W., Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the Public Reference Room. The Commission maintains an Internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the Commission. The address of the Commission's Internet site is http://www.sec.gov. This prospectus is part of a registration statement that the Company filed with the Commission. The registration statement contains more information than this prospectus regarding the Company and the Company's capital stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the Commission at the address listed above or from the Commission's Internet site.

                     COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

Sections 102(b)(7) and 145 of the Delaware General Corporation Law authorize the indemnification of officers and directors in defense of any civil, criminal, administrative or investigative proceeding. Articles Tenth and Eleventh of the Company's Certificate of Incorporation provide for indemnification in terms consistent with the statutory authority, and the Company maintains insurance covering certain liabilities of the directors and elected and appointed officers of the Company and its subsidiaries, including liabilities under the Securities Act of 1933 (the "Securities Act").

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions of the Company's Certificate of Incorporation, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                     ANNEX I

                       CERTAIN PROVISIONS OF THE COMPANY'S
                          CERTIFICATE OF INCORPORATION

FOURTH:

C. 1. Notwithstanding any other provision of this Certificate of Incorporation, in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of Common Stock (the "Limit"), be entitled, or permitted to any vote in respect of the shares held in excess of the Limit. The number of votes which may be cast by any record owner by virtue of the provisions hereof in respect of Common Stock beneficially owned by such person beneficially owning shares in excess of the Limit shall be a number equal to the total number of votes which a single record owner of all Common Stock beneficially owned by such person would be entitled to cast, (subject to the provisions of this Article FOURTH) multiplied by a fraction, the numerator of which is the number of shares of such class or series which are both beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of Common Stock beneficially owned by such person owning shares in excess of the Limit.

     2.  The following definitions shall apply to this Section C of this Article
         FOURTH:

         a. "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on the date of filing of this Certificate of Incorporation.

         b. "Beneficial ownership" shall be determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, (or any successor rule or statutory provision), or, if said Rule 13d-3 shall be rescinded and there shall be no successor rule or provision thereto, pursuant to said Rule 1 3d-3 as in effect on the date of filing of this Certificate of Incorporation; provided, however, that a person shall, in any event, also be deemed the "beneficial owner" of any Common Stock:

              (1) which such person or any of its affiliates beneficially owns, directly or indirectly; or

              (2) which such person or any of its affiliates has: (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding (but shall not be deemed to be the beneficial owner of any voting shares solely by reason of an agreement, contract, or other arrangement with this Corporation to effect any transaction which is described in any one or more of clauses 1 through 5 of Section A of Article EIGHTH of this Certificate of Incorporation ("Article EIGHTH")), or upon the exercise of conversion rights, exchange rights, warrants, or options or otherwise, or (ii) sole or shared voting or investment power with respect thereto pursuant to any agreement, arrangement, understanding, relationship or otherwise (but shall not be deemed to be the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, with respect to shares of which neither such person nor any such Affiliate is otherwise deemed the beneficial owner); or

              (3) which are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its Affiliates acts as a partnership, limited partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of

                                  ANNEX I - 1
                  acquiring, holding, voting or disposing of any shares of capital stock of this Corporation; and provided further, however, that: (1) no Director or Officer of this Corporation (or any Affiliate of any such Director or Officer) shall, solely by reason of any or all of such Directors or Officers acting in their capacities as such, be deemed, for any purposes hereof, to beneficially own any Common Stock beneficially owned by any other such Director or Officer (or any Affiliate thereof; and (2) neither any employee stock ownership or similar plan of this Corporation or any subsidiary of this Corporation, nor any trustee with respect thereto or any Affiliate of such trustee (solely by reason of such capacity of such trustee), shall be deemed, for any purposes hereof, to beneficially own any Common Stock held under any such plan. For purposes only of computing the percentage of beneficial ownership of Common Stock of a person, the outstanding Common Stock shall include shares deemed owned by such person through application of this subsection but shall not include any other Common Stock which may be issuable by this Corporation pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise. For all other purposes, the outstanding Common Stock shall include only Common Stock then outstanding and shall not include any Common Stock which may be issuable by this Corporation pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise.

              c. The "Limit" shall mean 10% of the then-outstanding shares of Common Stock.

              d. A "person" shall include an individual, a firm, a group acting in concert, a corporation, a partnership, an association, a joint venture, a pool, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities or any other entity.

         3. The Board of Directors shall have the power to construe and apply the provisions of this section and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to: (i) the number of shares of Common Stock beneficially owned by any person; (ii) whether a person is an affiliate of another; (iii) whether a person has an agreement, arrangement, or understanding with another as to the matters referred to in the definition of beneficial ownership;
              (iv) the application of any other definition or operative provision of die section to the given facts; or (v) any other matter relating to the applicability or effect of this section.

         4. The Board of Directors shall have the right to demand that any person who is reasonably believed to beneficially own Common Stock in excess of the Limit (or holds of record Common Stock beneficially owned by any person in excess of the Limit) supply the Corporation with complete information as to: (i) the record owner(s) of all shares beneficially owned by such person who is reasonably believed to own shares in excess of the Limit and (ii) any other factual matter relating to the applicability or effect of this section as may reasonably be requested of such person.

         5. Except as otherwise provided by law or expressly provided in this Section C, the presence, in person or by proxy, of the holders of record of shares of capital stock of the Corporation entitling the holders thereof to cast a majority of the votes (after giving effect, if required, to the provisions of this Section C) entitled to be cast by the holders of shares of capital stock of the Corporation entitled to vote shall constitute a quorum at all meetings of the stockholders, and every reference in this Certificate of Incorporation to a majority or other proportion of capital stock (or the holders thereof) for purposes of determining any quorum requirement or any requirement for stockholder consent or approval shall be deemed to refer to such majority or other proportion of the votes (or the holders thereof) then entitled to be cast in respect of such capital stock.

         6. Any constructions, applications, or determinations made by the Board of Directors pursuant to this section in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Corporation and its stockholders.

                                  ANNEX I - 2

         7. In the event any provision (or portion thereof) of this Section C shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this Section shall remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of this Corporation and its stockholders that each such remaining provision (or portion thereof) of this Section C remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders, including stockholders owning an amount of stock over the Limit, notwithstanding any such finding.

FIFTH:

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Directors and stockholders:

A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B. The Directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

C. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

D. Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board or as otherwise provided in the Bylaws. The term "Whole Board" shall mean the total number of authorized directorships (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption).

SIXTH:

A. The number of Directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. The Directors shall be divided into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the first annual meeting of stockholders, the term of office of the second class to expire at the annual meeting of stockholders one year thereafter and the term of office of the third class to expire at the annual meeting of stockholders two years thereafter with each Director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders following such initial classification and election, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election with each Director to hold office until his or her successor shall have been duly elected and qualified.

B. Subject to the rights of holders of any series of Preferred Stock outstanding, the newly created directorships resulting from any increase in the authorized number of Directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the Directors then in office, though less than a quorum, and Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

C. Advance notice of stockholder nominations for the election of Directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

                                  ANNEX I - 3

D. Subject to the rights of holders of any series of Preferred Stock then outstanding, any Director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80 percent of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors (after giving effect to the provisions of Article FOURTH of this Certificate of Incorporation ("Article FOURTH")), voting together as a single class.

SEVENTH:

The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 80 percent of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of Directors (after giving effect to the provisions of Article FOURTH), voting together as a single class, shall be required to adopt, amend or repeal any provisions of the Bylaws of the Corporation.

EIGHTH:

A. In addition to any affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided in this Article EIGHTH:

         1. any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with: (i) any Interested Stockholder (as hereinafter defined); or (ii) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

         2. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder, or any Affiliate of any Interested Stockholder, of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) equaling or exceeding 25% or more of the combined assets of the Corporation and its Subsidiaries; or

         3. the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value (as hereinafter defined) equaling or exceeding 25% of the combined Fair Market Value of the outstanding common stock of the Corporation and its Subsidiaries, except for any issuance or transfer pursuant to an employee benefit plan of the Corporation or any Subsidiary thereof; or

         4. the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or

         5. any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder;

         shall require the affirmative vote of the holders of at least 80% of the voting power of the then-outstanding shares of stock of the Corporation. entitled to vote in the election of Directors (the "Voting Stock") (after

                                  ANNEX I - 4
         giving effect to the provisions of Article FOURTH'), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or by any other provisions of this Certificate of Incorporation or any Preferred Stock Designation in any agreement with any national securities exchange or otherwise.

The term "Business Combination" as used in this Article EIGHTH shall mean any transaction which is referred to in any one or more of paragraphs I through 5 of Section A of this Article EIGHTH.

B. The provisions of Section A of this Article EIGHTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote after giving effect to the provisions of Article FOURTH, or such vote (if any), as is required by law or by this Certificate of Incorporation, if, in the case of any Business Combination that does not involve any cash or other consideration being received by the stockholders of the Corporation solely in their capacity as stockholders of the Corporation, the condition specified in the following paragraph 1 is met or, in the case of any other Business Combination, all of the conditions specified in either of the following paragraphs 1 or 2 are met:

         1. The Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).

         2.       All of the following conditions shall have been met:

                  a. The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by the holders of Common Stock in such Business Combination shall at least be equal to the higher of the following:

                           (1) (if applicable) the Highest Per Share Price (as hereinafter defined), including any brokerage commissions, transfer taxes and soliciting dealers' fees, paid by the Interested Stockholder or any of its Affiliates for any shares of Common Stock acquired by it: (i) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date"); or
                                    (ii) in the transaction in which it became an Interested Stockholder, whichever is higher; or

                           (2) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this Article EIGHTH as the "Determination Date"), whichever is higher.

                  b. The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any class of outstanding Voting Stock other than Common Stock shall be at least equal to the highest of the following (it being intended that the requirements of this subparagraph (b) shall be required to be met with respect to every such class of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):

                           (1) (if applicable) the Highest Per Share Price (as hereinafter defined), including any brokerage commissions, transfer taxes and soliciting dealers' fees, paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it:
                                    (i) within the two-year period immediately prior to the Announcement Date; or (ii) in the transaction in which it became an Interested Stockholder, whichever is higher; or

                           (2) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary

                                  ANNEX I - 5
                                    liquidation, dissolution or winding up of the Corporation; or

                           (3) the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

                  c. The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration to be received per share by holders of shares of such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by the Interested Stockholder. The price determined in accordance with subparagraph B.2 of this Article EIGHTH shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

                  d. After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (1) except as approved by a majority of the Disinterested Directors (as hereinafter defined), there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding stock having preference over the Common Stock as to dividends or liquidation; (2) there shall have been: (i) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors; and
                           (ii) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure to so increase such annual rate is approved by a majority of the Disinterested Directors, and (3) neither such Interested Stockholder or any of its Affiliates shall have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

                  e. After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided, directly or indirectly, by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

                  f. A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, and the rules or regulations thereunder) shall be mailed to stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

C.       For the purposes of this Article EIGHTH:

         1. A "Person" shall include an individual, a firm, a group acting in concert, a corporation, a partnership, an association, a joint venture, a pool, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities or any other entity.

         2. "Interested Stockholder" shall mean any person (other than the Corporation or any Holding Company or Subsidiary thereof) who or which:

                                  ANNEX I - 6

                  a. is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock; or

                  b. is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

                  c. is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

         3. For purposes of this Article EIGHTH, "beneficial ownership" shall be determined in the manner provided in Section C of Article FOURTH hereof.

         4. "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date of filing of this Certificate of Incorporation.

         5. "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in Paragraph 2 of this Section C, the term "Subsidiary" shall mean only corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

         6. "Disinterested Director" means any member of the Board of Directors who is unaffiliated with the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any Director who is thereafter chosen to fill any vacancy of the Board of Directors or who is elected and who, in either event, is unaffiliated with the Interested Stockholder and in connection with his or her initial assumption of office is recommended for appointment or election by a majority of Disinterested Directors then on the Board of Directors.

         7.       "Fair Market Value" means:

                  a. in the case of stock, the highest closing sales price of the stock during the 30-day period immediately preceding the date in question of a share of such stock on the National Association of Securities Dealers Automated Quotation System or any system then in use, or, if such stock is admitted to trading on a principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, Fair Market Value shall be the highest sale price reported during the 30-day period preceding the date in question, or, if no such quotations are available, the Fair Market Value on the date in question of a share of such stock as determined by the Board of Directors in good faith, in each case with respect to any class of stock, appropriately adjusted for any dividend or distribution in shares of such stock or any stock split or reclassification of outstanding shares of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock; and

                  b. in the case of property other than cash or stock, the Fair Market Value of such property on the date in question as determined by the Board of Directors in good faith.

         8. Reference to "Highest Per Share Price" shall in each case with respect to any class of stock reflect an appropriate adjustment for any dividend or distribution in shares of such stock or any stock split or reclassification of outstanding shares of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of suck

                                  ANNEX I - 7
               stock.

         9. In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in Subparagraphs (a) and (b) of Paragraph 2 of Section B of this Article EIGHTH shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

D. A majority of the Disinterested Directors of the Corporation shall have the power and duty to determine for the purposes of this Article EIGHTH, on the basis of information known to them alter reasonable inquiry: (a) whether a person is an Interested Stockholder; (b) the number of shares of Voting Stock beneficially owned by any person; (c) whether a person is an Affiliate or Associate of another; and (d) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has an aggregate Fair Market Value equaling or exceeding 25% of the combined Fair Market Value of the Common Stock of the Corporation and its Subsidiaries. A majority of the Disinterested Directors shall have the further power to interpret all of the terms and provisions of this Article EIGHTH.

E. Nothing contained in this Article EIGHTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

F. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least 80 percent of the voting power of all of the then-outstanding shares of the Voting Stock (after giving effect to the provisions of Article FOURTH), voting together as a single class, shall be required to alter, amend or repeal this Article EIGHTH.

TENTH:

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Office; employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERIISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an

                                  ANNEX I - 8
         undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's hefts, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

                                  ANNEX I - 9

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH:

A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

TWELFTH:

The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 80 percent of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of Directors (after giving effect to the provisions of Article FOURTH), voting together as a single class, shall be required to amend or repeal this Article TWELFTH, Section C of Article FOURTH, Sections C or D of Article FIFTH, Article SIXTH, Article SEVENTH, Article EIGHTH or Article TENTH.

                                  ANNEX I - 10

                                    ANNEX II

                   CERTAIN PROVISIONS OF THE COMPANY'S BYLAWS

                            ARTICLE I - STOCKHOLDERS

Section 6.        Conduct of Business.

(a) The chairman of any meeting of stockholders shall determine the order of business and the procedures at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him in order. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

(b) At any annual meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting: (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who is entitled to vote with respect thereto and who complies with the notice procedures set forth in this Section 6(b). For business to be properly brought before an annual meeting by a stockholder, the business must relate to a proper subject matter for stockholder action and the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered or mailed to and received at the principal executive offices of the Corporation not less than ninety (90) days prior to the date of the annual meeting; provided, however, that in the event that less than one hundred (100) days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A stockholder's notice to the Secretary shall set forth as to each matter such stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business; (iii) the class and number of shares of the Corporation's capital stock that are beneficially owned by such stockholder; and (iv) any material interest of such stockholder in such business. Notwithstanding anything in these Bylaws to the contrary, no business shall be brought before or conducted at an annual meeting except in accordance with the provisions of this Section 6(b). The Officer of the Corporation or other person presiding over the annual meeting shall, if the facts so warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 6(b) and, if he should so determine, he shall so declare to the meeting and any such business so determined to be not properly brought before the meeting shall not be transacted.

At any special meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting by or at the direction of the Board of Directors.

(c) Only persons who are nominated in accordance with the procedures set forth in these Bylaws shall be eligible for election as Directors. Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of stockholders at which directors are to be elected only: (i) by or at the direction of the Board of Directors; or (ii) by any stockholder of the Corporation entitled to vote for the election of Directors at the meeting who complies with the notice procedures set forth in this Section 6(c). Such nominations, other than those made by or at the direction of the Board of Directors, shall be made by timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder's notice shall be delivered or mailed to and received at the principal executive offices of the Corporation not less than ninety (90) days prior to the date of the meeting; provided, however, that in the event that less than one hundred (100) days' notice or prior disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such stockholder's notice shall set forth: (i) as to each person whom such stockholder proposes to nominate for election or re-election as a Director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving

                                  ANNEX II - 1
as a director if elected); and (ii) as to the stockholder giving the notice (x) the name and address, as they appear on the Corporation's books, of such stockholder and (y) the class and number of shares of the Corporation's capital stock that are beneficially owned by such stockholder. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a Director shall furnish to the Secretary of the Corporation that information required to be set forth in a stockholder's notice of nomination which pertains to the nominee. No person shall be eligible for election as a Director of the Corporation unless nominated in accordance with the provisions of this Section 6(c). The Officer of the Corporation or other person presiding at the meeting shall, if the facts so warrant, determine that a nomination was not made in accordance with such provisions and, if he or she shall so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded.

Section 9.        Consent of Stockholders in Lieu of Meeting.

Subject to the rights of the holders of any class or series of preferred stock of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

                            ARTICLE VIII - AMENDMENTS

The Board of Directors may amend, alter or repeal these Bylaws at any meeting of the Board, provided notice of the proposed change was given not less than two
(2) days prior to the meeting. The stockholders shall also have power to amend, alter or repeal these Bylaws at any meeting of stockholders provided notice of the proposed change was given in the notice of the meeting; provided, however, that, notwithstanding any other provisions of the Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the voting stock required by law, the Certificate of Incorporation, any Preferred Stock Designation or these Bylaws, the affirmative votes of the holders of at least 80% of the voting power of all the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal any provisions of these Bylaws.

                                  ANNEX II - 2

                                    ANNEX III

                       CERTAIN PROVISIONS OF DELAWARE LAW

SECTION 102. CONTENTS OF CERTIFICATE OF INCORPORATION.

(b) In addition to the matters required to be set forth in the certificate of incorporation by subsection (a) of this section, the certificate of incorporation may also contain any or all of the following matters:

(7) A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) For any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of this title; or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this paragraph to a director shall also be deemed to refer (x) to a member of the governing body of a corporation which is not authorized to issue capital stock, and (y) to such other person or persons, if any, who, pursuant to a provision of the certificate of incorporation in accordance with Section 141(a) of this title, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by this title.

SECTION 145. INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former

                                 ANNEX III - 1
director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees.

SECTION 203. BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS.

                                  ANNEX III - 2

(a) Notwithstanding any other provisions of this chapter, a corporation shall not engage in any business combination with any interested stockholder for a period of 3 years following the time that such stockholder became an interested stockholder, unless:

(1) Prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(2) Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3) At or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock which is not owned by the interested stockholder.

(b) The restrictions contained in this section shall not apply if:

(1) The corporation's original certificate of incorporation contains a provision expressly electing not to be governed by this section;

(2) The corporation, by action of its board of directors, adopts an amendment to its bylaws within 90 days of February 2, 1988, expressly electing not to be governed by this section, which amendment shall not be further amended by the board of directors;

(3) The corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by this section; provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or bylaws must be approved by the affirmative vote of a majority of the shares entitled to vote. An amendment adopted pursuant to this paragraph shall be effective immediately in the case of a corporation that both (i) has never had a class of voting stock that falls within any of the 3 categories set out in subsection (b)(4) hereof, and (ii) has not elected by a provision in its original certificate of incorporation or any amendment thereto to be governed by this section. In all other cases, an amendment adopted pursuant to this paragraph shall not be effective until 12 months after the adoption of such amendment and shall not apply to any business combination between such corporation and any person who became an interested stockholder of such corporation on or prior to such adoption. A bylaw amendment adopted pursuant to this paragraph shall not be further amended by the board of directors;

(4) The corporation does not have a class of voting stock that is: (i) Listed on a national securities exchange; (ii) authorized for quotation on The NASDAQ Stock Market; or (iii) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder;

(5) A stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder; and (ii) would not, at any time within the 3-year period immediately prior to a business combination between the corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership;

(6) The business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the 2nd sentence of this paragraph; (ii) is with or by a person who either was not an interested stockholder during the previous 3 years or who became an interested stockholder with the approval of the corporation's board of directors or during the period described in paragraph (7) of this subsection (b); and (iii) is approved or not opposed by a majority of the members of the board of directors then in office (but not less than 1) who were directors prior to any person becoming an interested stockholder during the previous 3 years or were recommended for election or

                                 ANNEX III - 3
elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the corporation (except for a merger in respect of which, pursuant to Section 251(f) of this title, no vote of the stockholders of the corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in 1 transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation (other than to any direct or indirect wholly-owned subsidiary or to the corporation) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the corporation. The corporation shall give not less than 20 days' notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the 2nd sentence of this paragraph; or

(7) The business combination is with an interested stockholder who became an interested stockholder at a time when the restrictions contained in this section did not apply by reason of any of paragraphs (1) through (4) of this subsection
(b), provided, however, that this paragraph (7) shall not apply if, at the time such interested stockholder became an interested stockholder, the corporation's certificate of incorporation contained a provision authorized by the last sentence of this subsection (b).

Notwithstanding paragraphs (1), (2), (3) and (4) of this subsection, a corporation may elect by a provision of its original certificate of incorporation or any amendment thereto to be governed by this section; provided that any such amendment to the certificate of incorporation shall not apply to restrict a business combination between the corporation and an interested stockholder of the corporation if the interested stockholder became such prior to the effective date of the amendment.

(c) As used in this section only, the term:

(1) "Affiliate" means a person that directly, or indirectly through 1 or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(2) "Associate," when used to indicate a relationship with any person, means:
(i) Any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(3) "Business combination," when used in reference to any corporation and any interested stockholder of such corporation, means:

(i) Any merger or consolidation of the corporation or any direct or indirect majority-owned subsidiary of the corporation with (A) the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (a) of this section is not applicable to the surviving entity;

(ii) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in 1 transaction or a series of transactions), except proportionately as a stockholder of such corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;

(iii) Any transaction which results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of such subsidiary to the interested stockholder, except: (A) Pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under Section 251(g) of this title; (C) pursuant to a dividend

                                  ANNEX III - 4
or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of such corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the corporation; provided however, that in no case under items (C)-(E) of this subparagraph shall there be an increase in the interested stockholder's proportionate share of the stock of any class or series of the corporation or of the voting stock of the corporation;

(iv) Any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) Any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs (i)-(iv) of this paragraph) provided by or through the corporation or any direct or indirect majority-owned subsidiary.

(4) "Control," including the terms "controlling," "controlled by" and "under common control with," means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for 1 or more owners who do not individually or as a group have control of such entity.

(5) "Interested stockholder" means any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the corporation, or
(ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; provided, however, that the term "interested stockholder" shall not include (x) any person who (A) owned shares in excess of the 15% limitation set forth herein as of, or acquired such shares pursuant to a tender offer commenced prior to, December 23, 1987, or pursuant to an exchange offer announced prior to the aforesaid date and commenced within 90 days thereafter and either (I) continued to own shares in excess of such 15% limitation or would have but for action by the corporation or (II) is an affiliate or associate of the corporation and so continued (or so would have continued but for action by the corporation) to be the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such a person is an interested stockholder or (B) acquired said shares from a person described in item (A) of this paragraph by gift, inheritance or in a transaction in which no consideration was exchanged; or (y) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the corporation; provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of paragraph (9) of this subsection but shall not include any other unissued stock of such corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(6) "Person" means any individual, corporation, partnership, unincorporated association or other entity.

(7) "Stock" means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

                                  ANNEX III - 5

(8) "Voting stock" means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.

(9) "Owner," including the terms "own" and "owned," when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i) Beneficially owns such stock, directly or indirectly; or

(ii) Has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person's affiliates or associates until such tendered stock is accepted for purchase or exchange; or
(B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person's right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or (iii) Has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subparagraph (ii) of this paragraph), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(d) No provision of a certificate of incorporation or bylaw shall require, for any vote of stockholders required by this section, a greater vote of stockholders than that specified in this section.

(e) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all matters with respect to this section.

                                  ANNEX III - 6

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses payable by the registrant in connection with the issuance and distribution of Common Stock. All the amounts shown are estimates.

Securities and Exchange Commission registration fee...........  $    549
Nasdaq Additional Listing Fee.................................     3,287
Accounting fees and expenses..................................     6,000
Printing fees and expenses....................................     2,500
Legal fees and expenses ......................................    25,000
Miscellaneous.................................................     1,000
                                                                --------
     Total....................................................  $ 38,336
                                                                ========

Item 15. Indemnification of Directors And Officers.

General Corporation Law

The Company is incorporated under the laws of the State of Delaware. Section 145 ("Section 145") of the General Corporation Law of the State of Delaware ("Delaware Law"), inter alia, provides that a Delaware corporation:

    (i) may indemnify any person who was, is or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was illegal; and

    (ii) may indemnify any person who is, was or is threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by any such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation.

Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith.

The determination that indemnity is proper in the circumstances, because the director or officer has met the applicable standard of conduct, shall be made in each specific case by a majority of the directors who are not parties to the action, by a committee of directors designated by a majority of such non-party directors, by independent legal counsel in a written opinion (if there are no non-party directors or at the request of a majority of the non-party directors) or by a majority vote of the outstanding shares of Common Stock.

The indemnification and advancement of expenses authorized by Section 145 is not exclusive of other such rights under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and a corporation is expressly authorized to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Section 102(b)(7) of Delaware Law enables a corporation, by provision in its Certificate of Incorporation, to limit or eliminate the personal liability of a director to the corporation and its stockholders for breach of fiduciary duty, except with respect to (i) any breach of the duty of loyalty to the Company or its stockholders, (ii) any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) certain transactions under Section 174 of Delaware Law, which concerns unlawful payments of dividends, stock purchases or redemptions or (iv) any transaction from which the director a personal benefit in money, property or services to which the director is not legally entitled.

Certificate of Incorporation

As permitted by Section 145, Article Tenth of the Company's Certificate of Incorporation, as amended (the "Charter"), provides that any director or officer of the Company or any person who is or was serving, at the request of the Company, as a director, officer, employee or agent of another corporation or partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, shall be indemnified and held harmless by the Company to the fullest extent permitted by Delaware Law, as the same exists or may hereafter be amended (but in the case of any such amendment only to the extent that such amendment permits the Company to provide broader indemnification rights that Delaware Law permitted the Company to provide prior to amendment).

Such indemnification extends to any expense, liability or loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by the indemnified person. Article Tenth also provides for the advancement of expenses to be incurred in connection with the defense of any claim; provided, however, that if Delaware Law so requires, an advancement of expenses in connection with a claim made with respect to service as a director or officer will be provided only if the indemnified director or officer undertakes in writing to repay all amounts advanced if it is ultimately determined by final judicial decision that he is not entitled to be indemnified for such expenses.

The right to indemnification under Article Tenth is not exclusive of any other right the indemnified person may have or acquire under any statute, agreement, vote of stockholders or otherwise, to the extent permitted by Delaware Law.

Finally, Article Tenth provides that the Company may grant to any employee or agent to the fullest extent permitted by Delaware Law the rights of indemnification and advancement of expenses available to directors and officers under Article Tenth.

As permitted by Section 102(b)(7), Article Eleventh of the Charter provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty except with respect to (i) any breach of the duty of loyalty to the Company or its stockholders, (ii) any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) certain transactions under Section 174 of Delaware Law, which concerns unlawful payments of dividends, stock purchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit.

Insurance

The Company also maintains insurance covering certain liabilities of the directors and the elected and appointed officers of the Company and its subsidiaries, including liabilities under the Securities Act.

Item 16. Exhibits.

See the Exhibit Index at page E-1 of this Registration Statement.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range May be reflected in the form of prospectus filed with the Commission pursuant to 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

    (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Security Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 May be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Akron, Ohio, as of the 4th day of November, 2003.

                                        CENTRAL FEDERAL CORPORATION

                                        By: /s/ Eloise L. Mackus
                                            ------------------------------
                                                Eloise L. Mackus, Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 4, 2003.

SIGNATURE                                            TITLE
/s/ David C. Vernon                  Chairman, President and Chief Executive Officer
-------------------                  (principal executive officer)
David C. Vernon

/s/ Kelley L. Nanna                  Treasurer (principal financial officer and principal
-------------------                  accounting officer)
Kelley L. Nanna

/s/ Jeffrey W. Aldrich               Director
----------------------
Jeffrey W. Aldrich

/s/ Thomas P. Ash                    Director
-----------------
Thomas P. Ash

/s/ W. R. Downing                    Director
-----------------
W. R. Downing

/s/ Gerry W. Grace                   Director
------------------
Gerry W. Grace

/s/ Jerry F. Whitmer                 Director
--------------------
Jerry F. Whitmer

                           CENTRAL FEDERAL CORPORATION

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                           DOCUMENT NAME
5            Opinion of Brouse McDowell, A Legal Professional Association, as to
             the validity of Common Stock

23.1         Consent of Independent Auditors

23.2         Consent of Brouse McDowell (included in Exhibit 5.1)

24           Power of Attorney

                                      E-1